EXHIBIT 10.1

ADDENDUM NO. 1 TO AMENDED AND RESTATED
STRATEGIC ALLIANCE AGREEMENT

THIS Addendum No. 1 to Amended and Restated Strategic Alliance Agreement (this "Addendum") is made as of the 29th day of June, 2007, between Canaco Resources Inc. (the "Purchaser") and Douglas Lake Minerals Inc. (the "Vendor").

WHEREAS:

  The parties have entered into that amended and restated strategic alliance agreement made as of August 25, 2006 (the "Agreement").

  The prospecting license of certain Optioned properties have expired and the Vendor is reacquiring the prospecting licenses for the said Optioned properties, which prospecting licenses will be added to the Portfolio when the Vendor has reacquired them.

NOW THEREFORE, in consideration of the mutual promises set forth below, the parties hereto agree as follows:

1.                       Definitions. Capitalized terms not defined herein shall have the meaning defined in the Agreement.

2.                       Reacquired Kwadijava Prospecting Licenses. The parties acknowledge that Prospecting License No. PLR 2987/2005 over an area located in Kilindi District, Tanzania, colloquially referred to as the Kwadijava property expired on January 17, 2007. Haperk Traders Limited ("Haperk") is applying for one or more prospecting licenses ("Reacquired Kwadijava PLs") over the same area previously covered by Prospecting License No. PLR 2987/2005. Haperk has agreed to transfer the Reacquired Kwadijava PLs to the Vendor when title to the Reacquired Kwadijava PLs is granted by the Tanzanian Ministry for Energy and Minerals. The Purchaser has exercised the Option and entered into a Kwadijava Option Agreement (the "Kwadijava Option Agreement") with the Vendor to acquire up to 70% of the Reacquired Kwadijava PLs. The Vendor hereby agrees to use its best efforts to do all things and take or cause to be taken all necessary corporate and other actions, steps and proceedings to cause the Reacquired Kwadijava PLs to be transferred to the Vendor when title to the Reacquired Kwadijava PLs is granted by the Tanzanian Minister for Energy and Minerals.

3.                       Reacquired Negero Prospecting Licenses. The parties acknowledge that Prospecting License No. PLR 2957/2005 over an area located in Kilindi District, Tanzania, colloquially referred to as the Negero property expired on December 21, 2006. Megadeposit Explorers Limited ("Megadeposit") is applying for one or more prospecting licenses ("Reacquired Negero PLs") over the same area previously covered by Prospecting License No. PLR 2957/2005. Haperk has agreed to transfer the Reacquired Negero PLs to the Vendor when title to the Reacquired Negero PLs is granted by the Tanzanian Ministry for Energy and Minerals. The Purchaser has exercised the Option and entered into a Negero Option Agreement with the Vendor to acquire up to 70% of the Reacquired Negero PLs. The Vendor will use its best efforts to do all things and take or cause to be taken all necessary corporate and other actions, steps and proceedings to apply for the Reacquired Negero PLs to be transferred to the Vendor when title to the Reacquired Negero PLs granted by the Tanzanian Minister for Energy and Minerals.

4.                       Indebtedness Owing by Vendor to Purchaser. The Vendor confirms that as of the date of this Addendum, the Vendor owes the Purchaser the amount of US$17,952.60. The parties agree that this amount is offset and deducted from the amount paid by the Purchaser upon execution of the Kwadijava Option Agreement.

5.                       Properties in Good Standing. During the term of the Agreement, the Vendor will cause to be done all things that may be required to keep the Optioned Properties in good standing under the laws of the country of Tanzania.

6.                       Agreement Legal and Binding. The Vendor hereby forgives any deficiencies the Purchaser may have under the Agreement and the Vendor hereby confirms with the Purchaser that the Agreement, as amended by this Addendum, is legal and binding on the Vendor, and constitutes a valid and binding agreement on the Vendor. The Purchaser hereby forgives any deficiencies the Vendor may have under the Agreement and the Purchaser hereby confirms with the Vendor that the Agreement, as amended by this Addendum, is legal and binding on the Vendor, and constitutes a valid and binding agreement on the Purchaser.

7.                       Continuing Effect. The Agreement shall remain in full force and effect and unamended in all respects except as amended by this Addendum and this Addendum and the Agreement shall hereafter be read as one agreement. All other terms and conditions of the Agreement shall remain in full force and effect.

8.                       Enurement. This Addendum shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors, and permitted assigns.

9.                       Conflict. In the event of a conflict between the Agreement and this Addendum, the terms and conditions of this Addendum shall govern.

10.                     Execution in Counterparts. This Addendum may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above. Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date hereinbefore set out.
DOUGLAS LAKE MINERALS INC.	CANACO RESOURCES INC.
Per:	Per:
"Harpreet S. Sangha" Harpreet S. Sangha, Director	"Andrew Lee Smith" Andrew Lee Smith, Director